Exhibit 1.3

AMENDMENT NO. 3 TO
AT MARKET ISSUANCE SALES AGREEMENT

August 9, 2024

B. Riley Securities, Inc.
1300 17th Street North, 13th Floor

Arlington, Virginia 22209

Ladies and Gentlemen:

Reference is made to that certain At Market Issuance Sales Agreement, dated August 31, 2018 (the “Original Agreement”), by and between Cherry Hill Mortgage Investment Corporation (the “Company”) and B. Riley Securities, Inc. (the “Agent”), as amended by Amendment No. 1, dated August 25, 2021 (“Amendment No. 1”), and Amendment No. 2, dated November 4, 2022 (“Amendment No. 2” and, together with Amendment No. 1 and the Original Agreement, the “Agreement”), pursuant to which the Company agreed to sell through the Agent, shares of common stock, par value $0.01 per share, of the Company, not exceeding the Maximum Amount. All capitalized terms used in this Amendment No. 3 to At Market Issuance Sales Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement. The Company and the Agent, intending to be legally bound, hereby amend the Agreement as follows:

1.              Amendments to Agreement.

(a)            The first sentence of the first paragraph of Section 1 of the Agreement is hereby deleted and replaced with the following:

The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through or to the Agent, acting as agent and/or principal, shares (the “Placement Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate public offering price of up to $150,000,000, provided however, that in no event shall the Company issue or sell through or to the Agent such number of Placement Shares that (a) exceeds the number of shares or dollar amount of Common Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, or (b) exceeds the number of authorized but unissued shares of Common Stock (the lesser of (a) and (b), the “Maximum Amount”).

(b)            The second paragraph of Section 1 of the Agreement is hereby deleted and replaced with the following:

The Company has also entered into (i) a separate At Market Issuance Sales Agreement, dated August 31, 2018, as amended by Amendment No. 1, dated August 25, 2021, Amendment No. 2, dated November 4, 2022, and Amendment No. 3, dated as of the date hereof fwith Citizens JMP Securities, LLC (formerly known as JMP Securities LLC) and (ii) a separate At Market Issuance Sales Agreement, dated as of the date hereof with BTIG, LLC (the “Alternative Sales Agreements” and each individually an “Alternative Sales Agreement”), pursuant to which the Company may, from time to time during the terms of each such Alternative Sales Agreement, issue and sell Placement Shares through or to JPM Securities LLC or BTIG, LLC (the “Alternative Agents” and each individually an “Alternative Agent”), as applicable, acting as agent and/or principal.

(c)            The last paragraph of Section 1 of the Agreement shall be followed by the following paragraphs:

Prior to the effective date of the registration statement on Form S-3 (File No. 333-281317), originally filed by the Company with the Commission on August 6, 2024 (the “New Shelf”), all references in this Agreement to the “Registration Statement” shall refer to the registration statement on Form S-3 (File No. 333-251078), originally filed by the Company with the Commission on February 12, 2020 and declared effective by the Commission on August 6, 2021 (the “Current Shelf”). On and after the effective date of the New Shelf, all references in this Agreement to the “Registration Statement” shall refer to the New Shelf.

Prior to the effective date of the New Shelf, all references in this Agreement to the “Prospectus Supplement” shall refer to the prospectus supplements relating to the offering of the Placement Shares to the base prospectus that forms a part of and is included in the Current Shelf. On and after the effective date of the New Shelf, all references in this Agreement to the “Prospectus Supplement” shall refer to the prospectus supplements relating to the offering of the Placement Shares to the base prospectus that forms a part of and is included in the New Shelf.

The Company shall file with the Commission pursuant to Rule 424(b) under the Securities Act a prospectus supplement relating to the offering of the Placement Shares to the base prospectus that forms a part of and is included in the New Shelf on or as soon as practicable after the effective date of the New Shelf.

(d)            Section 5(b) (Settlement of Placement Shares) of the Agreement is hereby deleted and replaced with the following:

Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the first (1st) Trading Day following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Agent, after deduction for (i) the Agent’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, and (ii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

(e)            Section 7(o) (Comfort Letter) of the Agreement is hereby deleted and replaced with the following:

On or prior to the date of the first Placement Notice given hereunder and within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(l) for which no waiver is applicable, the Company shall cause its independent accountants to furnish the Agent letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, which shall meet the requirements set forth in this Section 7(o); provided, that if requested by the Agent, the Company shall cause a Comfort Letter to be furnished to the Agent within ten (10) Trading Days of such request following the date of occurrence of any restatement of the Company’s financial statements. The Comfort Letter from the Company’s independent accountants shall be in a form and substance reasonably satisfactory to the Agent, (i) confirming that they are an independent public accounting firm within the meaning of the Securities Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

2.              Miscellaneous Provisions.

(a)            Except as specifically set forth in this Amendment, all other provisions of the Agreement shall remain in full force and effect.

(b)            This Amendment, together with the Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto), constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Agreement shall continue to refer to the date of the Original Agreement.

(c)            This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(d)            The Company and the Agent each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Amendment or any transaction contemplated hereby.

(e)            This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Agreement between the Company and the Agent.

Very truly yours,

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

By:	/s/ Michael Hutchby
Name:	Michael Hutchby
Title:	Chief Financial Officer, Treasurer and Secretary

Accepted as of the date first-above written:

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title:	Co-Head of Investment Banking